Exhibit 10.39

RESTRICTED STOCK AGREEMENT

VERTIS HOLDINGS, INC.
1999 EQUITY AWARD PLAN

GRANTEE: BARRY C. KOHN

NO. OF SHARES:  250,000

This Agreement (the “Agreement”), approved by Thomas H. Lee Equity Fund IV, L.P. (the “Sponsor”), evidences the award of 250,000 restricted shares (each, an “Award Share,” and collectively, the “Award Shares”) of the Common Stock of Vertis Holdings, Inc., a Delaware corporation (the “Company”), granted to you, Barry C. Kohn, effective as of   February 5, 2008 (the “Grant Date”), pursuant to the Vertis Holdings, Inc. 1999 Equity Award Plan (the “Plan”) and conditioned upon your agreement to the terms described below.  All of the provisions of the Plan are expressly incorporated into this Agreement.

1.                                       Terminology.  The Glossary at the end of this Agreement contains definitions of all words that appear in this Agreement with an initial capital letter that are not defined elsewhere in this Agreement.

2.                                       Vesting.  All of the Award Shares are nonvested and forfeitable as of the Grant Date.  So long as your Service with the Company is continuous from the Grant Date through the applicable date upon which vesting occurs, the Award Shares will vest and become nonforfeitable immediately prior to the first to occur of the following:

(a)                                  a Liquidity Event;

(b)                                 your death; or

(c)                                  the date upon which you suffer a Disability.

Except as provided above, unless otherwise determined by the Administrator, none of the Award Shares will become vested and nonforfeitable after your Service with the Company ceases.

3.                                       Termination of Employment or Service.

3.1                                 Unvested Award Shares.  If your Service with the Company ceases for any reason other than your death or Disability, all Award Shares that are not then vested and nonforfeitable will be immediately forfeited to the Company upon such cessation for no consideration.

3.2                                 Vested Award Shares.  If your Service with the Company ceases for any reason, all Award Shares that are then vested and nonforfeitable will not be affected by such cessation but will remain subject to the provisions of this Agreement, including the restrictions on transfer set forth under Section 4 of this Agreement.

4.                                       Restrictions on Transfer.

4.1                                 Except as otherwise provided under Sections 4.3 or 7 of this Agreement or in accordance with your will or the laws of descent and distribution upon your death, until an Award Share becomes vested and nonforfeitable and a Liquidity Event has occurred, the Award Share may not be assigned, transferred, pledged, hypothecated or disposed of in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process.

4.2                                 You hereby represent and warrant to the Company as follows:

(a)                                  You will hold the Award Shares for your own account for investment only and not with a view to, or for resale in connection with, any “distribution” of the Award Shares within the meaning of the Securities Act.

(b)                                 You understand that the Award Shares have not been registered under the Securities Act by reason of a specific exemption and that the Award Shares must be held indefinitely, unless they are subsequently registered under the Securities Act or you obtain an opinion of counsel, in form and substance satisfactory to the Company and its counsel, that such registration is not required.  You further acknowledge and understand that the Company is under no obligation to register the Award Shares.

(c)                                  You understand that the Company may, in its discretion, impose restrictions on the sale, pledge or other transfer of the Award Shares (including the placement of appropriate legends on stock certificates) if, in the judgment of the Company, such restrictions are necessary or desirable to comply with the Securities Act, the securities laws of any State or any other law.

(d)                                 You are aware that your investment in the Company is a speculative investment that has limited liquidity and is subject to the risk of complete loss.

4.3                                 The provisions of Sections 4.1 and 4.2(b) shall not apply to the following transfers; provided, however, that no transfer of Award Shares pursuant to this Section 4.3 (other than a transfer to the Company) shall be given effect on the books of the Company unless and until the Permitted Transferee (as defined below) executes an agreement in writing with the parties hereto pursuant to which he, she, or it agrees to be bound by all of the terms and conditions of this Agreement to the same extent as the parties hereto; provided, further, that no transfer will be permitted if the Company determines that, in its sole discretion, such transfer is, or is reasonably likely to be, in violation of applicable federal or state securities laws:

(a)                                  a transfer of vested Award Shares made to an Affiliate of the Company or an Affiliate of any subsidiary of the Company;

(b)                                 a transfer of vested Award Shares upon your death to your executors, administrators, testamentary trustees, legatees or beneficiaries;

(c)                                  a transfer of vested Award Shares to a trust, the beneficiaries of which include only you and your spouse, siblings, or direct lineal ancestors or descendants;

(d)                                 a transfer of vested Award Shares made as a gift to your spouse or lineal descendants; or

(e)                                  a transfer of vested Award Shares made pursuant to a court order in connection with a divorce proceeding.

The transferee in each of the subclauses (a) through (e) above is referred to herein as a “Permitted Transferee.”  Notwithstanding anything to the contrary in this Agreement, no transfer made to the Company, any subsidiary of the Company, or the Sponsor shall be subject to any restriction on transfer contained herein, so long as any such transfer is made in accordance with all applicable federal and state securities laws and does not violate any contractual agreement in effect at the time of such transfer.

4.4                                 The Company shall not be required to (a) transfer on its books any Award Shares that have been sold or transferred in contravention of this Agreement or (b) treat as the owner of Award Shares, or otherwise accord voting, dividend or liquidation rights to, any transferee to whom Award Shares have been transferred in contravention of this Agreement.

5.                                       Stock Certificates.  You will be reflected as the owner of record of the Award Shares as of the Grant Date on the Company’s books.  The Company will hold the share certificates for safekeeping, or otherwise retain the Award Shares in uncertificated book entry form, until the Award Shares become vested and nonforfeitable and until they may be transferred freely without restriction under this Agreement.  Until the Award Shares become vested and nonforfeitable, any share certificates representing such shares will include a legend in substantially the following form, in addition to any other legends that may be required under federal or state securities laws.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE APPLICABLE SECURITIES ACT OF ANY STATE BUT HAVE BEEN ISSUED IN RELIANCE UPON EXEMPTIONS FROM REGISTRATION CONTAINED IN SAID ACTS.  NO SALE, OFFER TO SELL OR OTHER TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE UNLESS A REGISTRATION STATEMENT UNDER SAID ACTS IS IN EFFECT WITH RESPECT TO THE SECURITIES, OR AN EXEMPTION FROM THE REGISTRATION PROVISIONS OF SUCH ACTS IS THEN APPLICABLE.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND THE OTHER TERMS AND CONDITIONS SET FORTH IN A CERTAIN RESTRICTED STOCK AGREEMENT DATED FEBRUARY 5, 2008 AS AMENDED FROM TIME TO TIME, BETWEEN THE COMPANY AND THE REGISTERED OWNER OF THIS CERTIFICATE (OR HIS PREDECESSOR IN INTEREST), AND SUCH AGREEMENT IS AVAILABLE FOR INSPECTION WITHOUT CHARGE AT THE OFFICE OF THE SECRETARY OF THE COMPANY.

All regular cash dividends and other distributions on the Award Shares held by the Company will be paid directly to you, but any stock dividends will be treated in the manner set forth in Section 9 of this Agreement.

6.                                       Market Stand-Off Agreement.  You agree that following the effective date of a registration statement of the Company filed under the Securities Act, to the extent requested by the Company and an underwriter of Common Stock or other securities of the Company, you will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such securities, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction is to be settled by delivery of such securities or other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, in each case during the seven days prior to and the one hundred and eighty (180) days after the effectiveness of any underwritten offering of the Company’s equity securities (or such longer or shorter period as may be requested in writing by the managing underwriter and agreed to in writing by the Company) (the “Market Stand-Off Period”), except as part of such underwritten registration if otherwise permitted.  In addition, you agree to execute any further letters, agreements and/or other documents requested by the Company or its underwriters which are consistent with the terms of this Section 6.  The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such Market Stand-Off Period.

7.                                       Tag-Along and Drag-Along Rights.

7.1.                              Tag-Along Rights.  (a)  If the Sponsor proposes to transfer all or a portion of the shares of Common Stock beneficially owned by it to a Third Party which would not be an Affiliate of the Sponsor immediately upon consummation of such transfer, and the Sponsor does not exercise its Drag-Along Rights in accordance with Section 7.4 (a “Tag-Along Sale”), the Sponsor shall cause you and your Permitted Transferees to have the option to exercise your rights under this Section 7.1, provided, however, that you and your Permitted Transferees, if any, shall have no rights under this Section 7.1 if the shares of Common Stock to be transferred in such transaction and any shares of Common Stock which have been transferred to any Third Party within a 90-day period preceding the date of such transfer have, in the aggregate, a Fair Market Value less than ten million dollars ($10,000,000) (a “Small Transfer”), and provided, further, that when the cumulative Fair Market Value of all such Small Transfers, the value to be calculated at the time of each such transfer, exceeds fifty million dollars ($50,000,000), the restrictions provided for in the first proviso of this Section 7.1(a) shall no longer be in effect.  Moreover, you and your Permitted Transferees, if any, shall have no rights under this Section 7.1 with respect to any transfer by the Sponsor of any shares of Common Stock beneficially owned by it to any limited partner of the Sponsor.

(b)                                 In the event of a proposed Tag-Along Sale:

(i)                                     the Sponsor shall provide you written notice of the terms and conditions of such proposed Tag-Along Sale, as described in Section 7.1(c) (“Tag-Along Notice”), at least 10 Business Days prior to the consummation of such proposed Tag-Along Sale and offer you and your Permitted Transferees the opportunity to participate in such Tag-Along Sale on the terms and conditions set forth in this Section 7.1; and

(ii)                                  subject to Section 7.1(c), you and your Permitted Transferees shall be entitled to sell up to a Pro Rata Portion (as defined below) of your Award Shares (the “Tag Shares”) at the same price and on the same terms as the shares of Common Stock proposed to be sold by the Sponsor in such Tag-Along Sale in accordance with the terms set forth in this Section 7.1.

The “Pro-Rata Portion” of your Tag Shares shall mean an amount of such Tag Shares equal to the product of:

(A)                              (x) a fraction, the numerator of which is the number of shares of Common Stock proposed to be transferred by the Sponsor and its Affiliates in such Tag-Along Sale and the denominator of which is the total number of shares of Common Stock beneficially owned by the Sponsor and its Affiliates collectively, immediately prior to transferring such shares of Common Stock; or, (y) for the first transfer after the restrictions set forth in the first proviso of Section 7.1(a) are no longer in effect, a fraction, the numerator of which is the number of shares of Common Stock proposed to be transferred by the Sponsor and its Affiliates in such Tag-Along Sale plus the cumulative number of shares of Common Stock transferred by the Sponsor and its Affiliates in all Small Transfers, and the denominator of which is the total number of shares of Common Stock beneficially owned by the Sponsor and its Affiliates collectively, immediately prior to transferring such shares of Common Stock plus the cumulative number of shares of Common Stock transferred by the Sponsor and its Affiliates in all Small Transfers; and

(B)                                the total amount of Tag Shares beneficially owned by such Executive at the time of the Tag-Along Sale.

(c)                                  The Tag-Along Notice shall identify the proposed transferee, the number of shares of Common Stock to be sold by the Sponsor in the Tag-Along Sale, the Pro Rata Portion of your Tag Shares which you shall be entitled to transfer in such Tag-Along Sale, the price at which the transfer of shares of Common Stock is proposed to be made, and all other material terms and conditions of the proposed Tag-Along Sale.  From the date of the Tag-Along Notice, you and your Permitted Transferees shall have the right (a “Tag-Along Right”), exercisable by written notice (“Tag-Along Response Notice”) given by you to the Sponsor within seven Business Days from the date of the Tag-Along Notice (the “Tag-Along Response Notice Period”), to request that the Sponsor includes in the proposed transfer the number of Tag Shares held by you and your Permitted Transferees (up to their Pro Rata Portion) as is specified in such Tag-Along Response Notice at the same price and on the same terms and conditions set forth in the Tag Along Notice; provided, however, that if the aggregate number of shares of Common Stock proposed to be sold by (i) the Sponsor, (ii) you and your Permitted Transferees, (iii) Other Award Share Grantees and their permitted transferees giving tag-along notices similar to the Tag-Along Notice during such period prescribed in Other Award Share Grantees’ Agreements and (iv) any other persons entitled to give (and giving on a timely basis) tag-along notices similar to the Tag-Along Notice pursuant to agreements substantially similar to this Agreement, including those certain Option Transfer Agreements, those certain Amended and Restated Management Subscription Agreements, and those certain Retained Share Agreements, each between the Company, the Sponsor and you or Other Key People, as amended, (the persons identified in subclauses (i), (ii), (iii) and (iv) of this subsection, collectively, the “Participants”), in such Tag-Along Sale exceeds the number of shares of Common Stock which can be sold on the terms and conditions set forth in the Tag-Along Notice, then only the Tag-Along Portion of shares of Common Stock beneficially owned by you shall be sold pursuant to the Tag-Along Sale.  “Tag-Along Portion” means, with respect to you and your Permitted Transferees, the number of shares of Common Stock beneficially owned by you and your Permitted Transferees on the date of the Tag-Along Notice multiplied by a fraction, the numerator of which is the maximum number of shares of Common Stock which can be sold in the Tag-Along Sale and the denominator of which is the aggregate number of shares of Common Stock beneficially owned by the Participants, collectively.

(d)                                 Delivery of a Tag-Along Response Notice by you to the Sponsor pursuant to Section 7.1(c) shall constitute an irrevocable election by you and your Permitted Transferees, if any, to sell the number of Tag Shares beneficially owned by it or them as is specified in such Tag-Along Response Notice in such Tag-Along Sale.  If, at the end of a 90-day period after such delivery, the Tag-Along Sale has not been consummated on substantially the same terms and conditions set forth in the Tag-Along Notice, all restrictions on transfers of Tag Shares contained in this Agreement or otherwise applicable at such time with respect to Tag Shares owned by you and your Permitted Transferees shall again be in effect.

(e)                                  If at the termination of the Tag-Along Response Notice Period you and your Permitted Transferees, if any, shall not have exercised its or their Tag-Along Right by providing the Sponsor with a Tag-Along Response Notice, such Executive and such Executive’s Permitted Transferees shall be deemed to have waived its or their Tag-Along Right with respect to transferring its or their Tag Shares pursuant to such Tag-Along Sale.

(f)                                    The Sponsor may sell, on behalf of you and your Permitted Transferees, if you and your Permitted Transferees, if any, exercise your or their Tag-Along Right pursuant to this Section 7.1, the shares of Common Stock entitled to be transferred in the Tag-Along Sale on the terms and conditions set forth in the Tag-Along Notice within 90 days of the date on which Tag-Along Rights shall have been waived or exercised.

7.2.                              Limitation of Rights Following Termination of Employment.  Notwithstanding any other provision of this Agreement, upon the termination of your employment with the Company or any of its subsidiaries for Cause, or if you terminate your employment with the Company or any of its subsidiaries without Good Reason (as such term is defined in your employment agreement with the Company, if any), you and your Permitted Transferees shall have no rights under Section 7.1.  In the case of any other termination of your employment you and your Permitted Transferees shall continue to have the rights specified in Section 7.1.

7.3.                              Termination of Tag-Along Rights.  Notwithstanding anything to the contrary, the provisions of Section 7.1 shall not be applicable if the Common Stock is publicly traded on an Exchange and there exists a Minimum Public Float.

7.4.                              Drag-Along Rights.  (a)  If the Sponsor and its Affiliates propose to transfer all or any portion of the shares of Common Stock beneficially owned by them to a Third Party (a “Drag-Along Sale”), you and your Permitted Transferees shall, at the Sponsor’s option and in the Sponsor’s sole discretion, upon your receipt of written notice from the Sponsor, sell the Drag-Along Portion of your Award Shares to such Third Party for the same consideration and otherwise on the same terms and conditions on which the Sponsor and its Affiliates sell their shares of Common Stock in such Drag-Along Sale (the “Drag-Along Rights”).

The “Drag-Along Portion” of your Award Shares means, at any time, the number of Award Shares beneficially owned by you and your Permitted Transferees, multiplied by a fraction, the numerator of which is the number of shares of Common Stock proposed to be sold on behalf of the Sponsor in such Drag-Along Sale and the denominator of which is the total number of shares of Common Stock then beneficially owned by the Sponsor.

(b)                                 The Sponsor shall provide written notice of such Drag-Along Sale to you (a “Drag-Along Notice”) not less than 20 days prior to the consummation of such proposed Drag-Along Sale which notice shall state that the Sponsor proposes to effect a transfer of a certain number of shares of Common Stock, the number of shares of Common Stock proposed to be transferred, the purchase price, the proposed transferee, the number of Award Shares which you are required to transfer in such Drag-Along Sale (based on the methodology set forth in Section 7.4(a)), and all other material terms and conditions of the Drag-Along Sale.  Subject to Section 7.4(c), you shall be required to participate in the Drag-Along Sale on the terms and conditions set forth in the Drag-Along Notice.  Not later than the tenth day following the date of the Drag-Along Notice (the “Drag-Along Notice Period”), you shall deliver to a representative of the Sponsor designated in the Drag-Along Notice certificates representing all the Award Shares beneficially owned and held by you, duly endorsed, together with all other documents required to be executed in connection with such Drag-Along Sale, or, if such delivery is not permitted by applicable law, an unconditional agreement to deliver such Award Shares pursuant to this Section 7.4 at the closing for such Drag-Along Sale against delivery to you of the consideration therefor.  If you should fail to deliver such certificates to the Sponsor in a Drag-Along Sale pursuant to this Section 7.4, the Company shall cause the books and records of the Company to show that such shares of Common Stock are bound by the provisions of this Section 7.4 and that such shares of Common Stock shall be transferred to the purchaser of the shares of the Common Stock immediately upon surrender for transfer by the holder thereof.

(c)                                  The Sponsor shall have a period of 90 days from the date of the Drag-Along Notice to consummate the Drag-Along Sale on the terms and conditions set forth in such Drag-Along Sale Notice.  If the Drag-Along Sale shall not have been consummated during such period, the Sponsor shall return to you all certificates representing Award Shares that you delivered for transfer pursuant hereto, together with any documents in the possession of the Sponsor executed by you in connection with such proposed transfer, and the Drag-Along Notice shall be deemed to be cancelled and this Agreement will remain in full force and effect in accordance with its terms.

7.5.                              Other Responsibilities.  The delivery of any notices to, and the obtaining of any consents from, any Permitted Transferee with respect to any provision of this Agreement, including, but not limited to, Sections 7.1 and 7.4, shall be your sole responsibility, unless otherwise agreed to in writing between such Permitted Transferee and the Sponsor.  Neither the Company nor the Sponsor shall be liable to any Permitted Transferee for your failure to deliver a notice to, or obtain a consent from, any Permitted Transferee with respect to any provision of this Agreement, including, but not limited to, Sections 7.1 and 7.4.

7.6.                              Sales to Principal Beneficial Owners.  The Sponsor and its Affiliates shall not transfer all or any portion of the shares of Common Stock beneficially owned by them to a Principal Beneficial Owner, other than an Affiliate of the Sponsor, unless such Principal Beneficial Owner agrees to be bound by this Section 7 as if it were the Sponsor.  To the extent that the Sponsor and its Affiliates transfer any shares of Common Stock to a Principal Beneficial Owner other than an Affiliate of the Sponsor, you and your Permitted Transferees agree that such Principal Beneficial Owner shall receive the benefits set forth in Sections 7.4 and 7.5 hereof as if such Principal Beneficial Owner were the Sponsor.

8.                                       Tax Withholding and Tax Election.

8.1 Tax Withholding. The Company shall have the right to deduct from any compensation or any other payment of any kind (including upon approval of the Board of Directors of the Company, withholding the delivery of shares of Commons Stock) due you the amount of any federal, state, local or foreign taxes required by law to be withheld which arise in connection with the Award Shares; provided, however, that the value of the shares of Common Stock withheld may not exceed the statutory minimum withholding amount required by law. In lieu of such deduction, the Company may require you to make a cash payment to the Company equal to the amount required to be withheld. If you do not make such payment when requested, the Company may refuse to issue any Common Stock certificate under this Agreement until arrangements satisfactory to the Administrator for such payment have been made.

8.2                                 Tax Election.  You hereby acknowledge that you have been advised by the Company to seek independent tax advice from your own advisors regarding the availability and advisability of making an election under Section 83(b) of the Code, and that any such election, if made, must be made within 30 days of the Grant Date.  The Company shall be responsible for the reasonable cost of obtaining a valuation of the fair market value of the Award Shares as of the date of transfer.  You expressly acknowledge that you are solely responsible for filing any such Section 83(b) election with the appropriate governmental authorities, irrespective of the fact that such election is also delivered to the Company.  You may not rely on the Company or any of its officers, directors or employees for tax or legal advice regarding this award.  You acknowledge that you have sought tax and legal advice from your own advisors regarding this award or have voluntarily and knowingly foregone such consultation.  You must pay over to the Company by check the amount of any and all applicable withholding taxes at the time that you make a Section 83(b) election.

9.                                       Adjustments for Corporate Transactions and Other Events.

9.1                                 Stock Dividend, Stock Split and Reverse Stock Split.  Upon a stock dividend of, or stock split, reverse stock split, or similar event affecting, the Common Stock, the number of Award Shares and the number of such Award Shares that are nonvested and forfeitable shall, without further action of the Administrator, be adjusted to reflect such event.  The Administrator may make adjustments, in its discretion, to address the treatment of fractional shares with respect to the Award Shares as a result of the stock dividend, stock split, reverse stock split, or similar event.  Adjustments under this Section 9 will be made by the Administrator, whose determination as to what adjustments, if any, will be made and the extent thereof will be final, binding and conclusive.  No fractional Award Shares will result from any such adjustments.

9.2                                 Binding Nature of Agreement.  The terms and conditions of this Agreement shall apply with equal force to any additional and/or substitute securities received by you in exchange for, or by virtue of your ownership of, the Award Shares, whether as a result of any spin-off, stock split-up, stock dividend, stock distribution, other reclassification of the Common Stock of the Company, or similar event, except as otherwise determined by the Administrator.  If the Award Shares are converted into or exchanged for, or stockholders of the Company receive by reason of any distribution in total or partial liquidation or pursuant to any merger of the Company or acquisition of its assets, securities of another entity, or other property (including cash), then the rights of the Company under this Agreement shall inure to the benefit of the Company’s successor, and this Agreement shall apply to the securities or other property received upon such conversion, exchange or distribution in the same manner and to the same extent as the Award Shares.

10.                                 Non-Guarantee of Employment or Service Relationship.  Nothing in the Plan or this Agreement shall alter your at-will or other employment status or other service relationship with the Company, nor be construed as a contract of employment or service relationship between the Company and you, or as a contractual right of you to continue in the employ of, or in a service relationship with, the Company for any period of time, or as a limitation of the right of the Company to discharge you at any time with or without cause or notice and whether or not such discharge results in the forfeiture of any Award Shares or any other adverse effect on your interests under the Plan.

11.                                 Rights as Stockholder.  Except as otherwise provided in this Agreement with respect to the nonvested and forfeitable Award Shares, you are entitled to all rights of a stockholder of the Company, including the right to vote the Award Shares and receive dividends and/or other distributions declared on the Award Shares.

12.                                 The Company’s Rights and Obligations.   Except as provided under Section 7.6 of this Agreement, the existence of the Award Shares shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company’s assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

13.                                 Notices.  All notices and other communications made or given pursuant to this Agreement shall be in writing and shall be sufficiently made or given if hand delivered or mailed by certified mail, addressed to you at the address contained in the records of the Company, or addressed to the Administrator, care of the Company for the attention of its Corporate Secretary at its principal executive office or, if the receiving party consents in advance, transmitted and received via telecopy or via such other electronic transmission mechanism as may be available to the parties.

14.                                 Entire Agreement.  This Agreement contains the entire agreement between the parties with respect to the Award Shares granted hereunder.  Any oral or written agreements, representations, warranties, written inducements, or other communications made prior to the execution of this Agreement with respect to the Award Shares granted hereunder shall be void and ineffective for all purposes.

15.                                 Amendment.  This Agreement may be amended from time to time only be a written instrument duly executed by the Company, the Sponsor, and you.

16.                                 Conformity with Plan.  This Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan.  Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan.  In the event of any ambiguity in this Agreement or any matters as to which this Agreement is silent, the Plan shall govern.  A copy of the Plan is available upon request.  Please contact the Company by email at iwarren@vertisinc.com or at 250 W. Pratt Street, 18th Floor, Baltimore, Maryland 21201, Attention: Isaac Warren, (telephone: 303.305.2023), to receive a copy of the Plan.

17.                                 Governing Law. The validity, construction and effect of this Agreement, and of any determinations or decisions made by the Administrator relating to this Agreement, and the rights of any and all persons having or claiming to have any interest under this Agreement, shall be determined exclusively in accordance with the laws of the State of Delaware, without regard to its provisions concerning the applicability of laws of other jurisdictions.  Any suit with respect hereto will be brought in the federal or state courts in the districts which include New York, New York, and you hereby agree and submit to the personal jurisdiction and venue thereof.

18.                                 Headings.  The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

19.                                 Notices.  All notices and other communications provided for herein shall be dated and in writing and shall be deemed to have been duly given when delivered, if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid and when received if delivered otherwise, to the party to whom it is directed:

(a)                                  If to the Company, to it at the following address:

250 W. Pratt Street, 18th Floor

Baltimore, Maryland 21201

Attention:  General Counsel

Fax No.:  (410) 528-9287

with a copy to the Sponsor, at the address set forth below:

(b)                                 If to you, at the address set forth in the Company’s records;

(c)                                  If to the Sponsor, to it at the following address:

Thomas H. Lee Equity Fund IV, L.P.

c/o Thomas H. Lee Company

75 State Street, Suite 2600

Boston, MA 02109

Attention: Anthony J. DiNovi

Fax No.: (617) 227-3514

or at such other address as the parties hereto shall have specified by notice in writing to the other parties (provided, that such notice of change of address shall be deemed to have been duly given only when actually received).

20.                                 Limitation of Liability.  None of the Affiliates of the Sponsor shall have any liability to you or any of your Permitted Transferees or the Company or any of its subsidiaries under any provision of this Agreement.  In the event of an alleged breach of this Agreement by the Sponsor, the parties hereto acknowledge and agree that the sole remedy which may be sought against the Sponsor shall be specific performance, provided, however, that if the remedy of specific performance is not available, you, your Permitted Transferees, if any, and the Company will only seek to recover direct damages for any breach of this Agreement.  You, your Permitted Transferees, if any, and the Company agree to waive any other remedy against the Sponsor to which they might be entitled at law, including, but not limited to, compensatory damages, consequential damages, continuing damages, future damages, incidental damages, punitive damages and nominal damages.  The Company shall indemnify, defend, save and hold harmless Sponsor from and against any and all liabilities arising under, pursuant to or in connection with this Agreement.

21.                                 Severability.  The invalidity, illegality or unenforceability of one or more of the provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of this Agreement, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

22.                                 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

GLOSSARY

(a)   “Administrator” means the Committee as determined under Section 2.7 of the Plan.

(b)   “Affiliate” has the meaning given to such term in the Plan.

(c)   “Business Day” means any day other than a Saturday, Sunday, or other day during which the Company’s principal executive office is not open for business.

(d)   “Cause” generally means your insubordination, dishonesty, incompetence, moral turpitude, other misconduct of any kind or the refusal to perform your duties or responsibilities for any reason other than illness or incapacity, in each case as determined by the Board in good faith.  However, if you have an employment agreement, consulting agreement, change of control agreement or similar agreement in effect with the Company at the time in question that defines “cause” (or words of like import), then “cause” has the meaning ascribed to it under such agreement, as such agreement shall provide at the time in question; provided that with respect to any agreement that conditions “cause” on the occurrence of a change of control, such definition of “cause” shall not apply until a change of control actually takes place and then only with regard to a termination thereafter.

(e)   “Common Stock” means the common stock, $.01 par value, of Vertis Holdings, Inc.

(f)    “Company” means Vertis Holdings, Inc. and its Affiliates, except where the context otherwise requires.  For purposes of determining whether a Liquidity Event has occurred, Company shall mean only Vertis Holdings, Inc.

(g)   “Disability” means your inability to perform substantially your duties and responsibilities to the Company by reason of a physical or mental disability or infirmity for a continuous period of three months.  The date of such disability shall be the earlier of (1) the last day of such three-month period or (2) the day on which you submit, or cause to be submitted, to the Board any medical evidence of such disability reasonably satisfactory to the Board.

(h)   “Exchange” means the principal stock exchange, including The Nasdaq Stock Market, on which the Common Stock is listed or approved for listing, if any.

(i)    “Liquidity Event” means (1) a public offering of the Common Stock registered pursuant to the Securities Act where there is a Minimum Public Float immediately following such offering, (2) a merger or other business combination or recapitalization whereby the Common Stock is exchanged for cash and/or publicly traded equity or debt securities in another entity or a combination of cash and other non-publicly traded equity or debt securities where cash constitutes at least a majority of the consideration to be received in such merger, business combination or recapitalization or (3) a sale or other disposition of all or substantially all of the Company’s assets to another entity, for cash and/or publicly traded equity or debt securities of another entity or a combination of cash and other non-publicly traded equity or debt securities where cash constitutes at least a majority of the proceeds of such sale or disposition, in each case, other than to the Company, any subsidiary of the Company, or any entity controlled by the ultimate control persons of the Company.

(j)    “Minimum Public Float” means the circumstances existing when (i) the consummation of one or more public offerings registered pursuant to the Securities Act of shares of Common Stock if, upon such consummation, the aggregate number of shares of Common Stock held by the public, not including Affiliates of the Company, represents at least 20% of the total number of outstanding shares of Common Stock at the time of such public offering and (ii) the Common Stock is listed on an Exchange.

(k)   “Other Award Share Grantees” means other persons receiving Award Shares pursuant to a restricted stock agreement having terms substantially identical to those contained in this Agreement.

(l)    “Other Key People” means the officers, members of management, key employees of the Company and its Affiliates.

(m)  “Principal Beneficial Owner” means any of the Sponsor, CLI/THLEF IV Vertis LLC, Evercore Capital Partners L.P., CLI Associates LLC, J.P. Morgan Partners (BHCA), L.P., Wachovia Capital Partners, LLC (formerly First Union Capital Partners, LLC), and Cadogan Capital, LLC and their respective Affiliates and successors.

(n)   “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(o)   “Service” means your employment or other service relationship with the Company and its Affiliates.  Service will be considered to have ceased with the Company if, after a sale, merger or other corporate transaction, the trade, business or entity with which you are employed is no longer an Affiliate of Vertis Holdings, Inc.

(p)   “Third Party” means any person or entity excluding each of the following:  (a) the Company and its employees, officers, directors and (b) the Principal Beneficial Owners.

(q)   “You”; “Your”.  You means the recipient of the Award Shares as reflected in the first paragraph of this Agreement.  Whenever the word “you” or “your” is used in any provision of this Agreement under circumstances where the provision should logically be construed, as determined by the Administrator, to apply to the estate, personal representative, or beneficiary to whom the Award Shares may be transferred by will or by the laws of descent and distribution, the words “you” and “your” shall be deemed to include such person.

IN WITNESS WHEREOF, the Company and the Sponsor have caused this Agreement to be executed by their duly authorized officers.

VERTIS HOLDINGS, INC.

By:	/s/ John V. Howard Jr.
	Name:	John V. Howard, Jr.
	Title:	Secretary

Date:	February 5, 2008

THOMAS H. LEE EQUITY FUND IV, L.P.

By:	/s/ Anthony DiNovi
	Name:	Anthony DiNovi
Title:

Date:	February 5, 2008

                The undersigned hereby acknowledges that he/she has carefully read this Agreement and agrees to be bound by all of the provisions set forth herein.

WITNESS:	GRANTEE: Barry C. Kohn

[Witness]	/s/ Barry Kohn

	Date:	February 5, 2008

Enclosure:  Vertis Holdings, Inc. 1999 Equity Award Plan

STOCK POWER

                FOR VALUE RECEIVED, the undersigned, Barry C. Kohn, hereby sells, assigns and transfers unto Vertis Holdings, Inc., a Delaware corporation (the “Company”), or its successor, 250,000 shares of common stock, par value $0.01 per share, of the Company standing in my name on the books of the Company, represented by Certificate No. ____________, which is attached hereto, and hereby irrevocably constitutes and appoints ______________________________________________________ as my attorney-in-fact to transfer the said stock on the books of the Company with full power of substitution in the premises.

WITNESS:

Dated:

IMPORTANT TAX INFORMATION

INSTRUCTIONS REGARDING SECTION 83(b) ELECTIONS

1.              An 83(b) Election is irrevocable.

2.              If you want to make an 83(b) Election, an 83(b) Election Form must be filed with the Internal Revenue Service within 30 days of the date the Restricted Stock is granted to you; no exceptions to this rule are made.

3.              You must provide a copy of the 83(b) Election Form to the Corporate Secretary or other designated officer of the Company.  This copy should be provided to the Company at the same time that you file your 83(b) Election Form with the Internal Revenue Service. In addition, you must pay over to the Company the amount of the withholding taxes by check at the time or your 83(b) Election.

4.              In addition to making the filing under Item 2 above, you must attach a copy of your 83(b) Election Form to your tax return for the taxable year in which you received the Restricted Stock.

5.              If you make an 83(b) Election and later forfeit the Restricted Stock, you will not be entitled to a refund of any tax you paid as a result of having made the 83(b) Election.  You may, however, recognize a capital loss upon forfeiture.

6.              You must consult your personal tax advisor before making an 83(b) Election.  The attached election forms are intended as samples only, they must be tailored to your circumstances and may not be relied upon without consultation with a personal tax advisor.

SECTION 83(b) ELECTION FORM

Election Pursuant to Section 83(b) of the Internal Revenue Code
to Include Property in Gross Income in Year of Transfer

The undersigned hereby makes an election pursuant to Section 83(b) of the Internal Revenue Code with respect to the property described below and supplies the following information in accordance with the regulations promulgated thereunder:

1.             The name, address, and taxpayer identification number of the undersigned are:

                ______________________________

                ______________________________

                ______________________________

                ___-__-____

2.             The property with respect to which the election is made is _____________ shares of Common Stock, par value $.01 per share, of Vertis Holdings, Inc., a Delaware corporation (the “Company”).

3.             The date on which the property was transferred was ________________, the date on which the taxpayer received the property pursuant to a grant of restricted stock.

4.             The taxable year to which this election relates is calendar year 2007.

5.             The property is subject to restrictions in that the property is not transferable and is subject to a substantial risk of forfeiture until the taxpayer vests in the property.  The taxpayer will vest in _____ shares of Common Stock (the “Shares”) immediately prior to the first to occur of (i) a “liquidity event,” (ii) the taxpayer’s death, or (iii) the taxpayer suffering a “disability” (as each is defined in the restricted stock agreement evidencing the Shares), provided the taxpayer is in the employ of the Company when the event triggering vesting occurs.

6.             The fair market value at the time of transfer (determined without regard to any restrictions other than restrictions which by their terms will never lapse) of the property with respect to which this election is being made is $________ per share; with a cumulative fair market value of $______________.  The taxpayer did not pay any amount for the property transferred.

7.             A copy of this statement was furnished to the Company, for whom taxpayer rendered the services underlying the transfer of such property.

8.             This election is made to the same effect, and with the same limitations, for purposes of any applicable state statute corresponding to Section 83(b) of the Internal Revenue Code.

The undersigned understands that the foregoing election may not be revoked except with the consent of the Commissioner of Internal Revenue.

Signed:

Date:

Letter for filing §83(b) Election Form

___________, 20__

CERTIFIED MAIL

RETURN RECEIPT REQUESTED

Internal Revenue Service Center

______________________________

______________________________

______________________________

(the Service Center to which individual income tax return is filed)

                                Re:          83(b) Election of ________________________________

                                                Social Security Number:   _________________________

Dear Sir/Madam:

Enclosed is an election under section 83(b) of the Internal Revenue Code of 1986 with respect to certain shares of stock of Vertis Holdings, Inc. that were transferred to me on ___________________, 20__.

Please file this election.

Sincerely,

cc: Secretary of Vertis Holdings, Inc.